Exhibit 99.1

J. C. Penney Company, Inc. Reports 2013 Fiscal Second Quarter Results

Provides Update on Progress of Turnaround

PLANO, Texas, August 20, 2013 -- J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal second quarter ended August 3, 2013.  The Company also reported on its initiatives to fix and stabilize the business and return to profitable growth.  Financial results for the quarter include:

•
jcpenney reported net sales of $2.66 billion compared to $3.02 billion in the fiscal second quarter of 2012. Comparable store sales declined 11.9% in the quarter, and were negatively impacted by the Company’s failed prior merchandising and promotional strategies, which resulted in unusually high markdowns and clearance levels in the second quarter.

•
In addition, the lengthy renovation and disappointing re-merchandising of its Home departments adversely impacted the Company’s comparable store sales during the second quarter. Overall, the performance of the Company’s Home division had a 240 basis point impact on its comparable store sales for the quarter.

•
Despite these challenges, comparable store sales for the quarter improved sequentially by 470 basis points when compared to the first quarter of fiscal 2013. In addition, sales results improved sequentially each month within the second quarter, a trend the Company expects to continue through the back half of the year.

•
Gross margin was 29.6 percent of sales, compared to 33.2 percent in the same period last year. Gross margin was negatively impacted by lower than expected sales, and a higher level of clearance merchandise sales during the quarter including merchandise carried over from the first part of the year.

•
During the quarter, the Company enhanced its liquidity by entering into a $2.25 billion senior secured term loan facility. In addition, the Company paid $355 million to complete a cash tender offer and consent solicitation with respect to substantially all of its outstanding 7 1/8% Debentures due 2023. In doing so, the Company also recognized a loss on extinguishment of debt of $114 million reducing earnings per share by $0.52.

•
Second quarter results reflect an effective tax rate of 3.0% compared to 36.4% in the previous quarter. The lower tax benefit is primarily driven by a charge of approximately $218 million to record an increase to the tax valuation allowance for deferred tax assets that negatively impacted earnings in the quarter by approximately $0.99 per share.

•	For the second quarter, the Company incurred a net loss in the amount of $586 million or $2.66 per share. This reflects:

o	($0.99) of loss associated with the tax valuation allowance;
o	($0.52) of loss on retirement of debt associated with the tender offer;
o	($0.21) of restructuring and management transition charges;
o	($0.04) for primary pension plan expense; and
o	$0.28 of benefit on the net gain on the sale of a non-operating asset.

Adjusted net loss for the quarter was $477 million, or $2.16 per share, excluding the impact from the loss on retirement of debt, restructuring and management transition charges, primary pension plan expense, and the net gain on the sale of a non-operating asset. A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.  The adjusted net loss of $2.16 per share has not been adjusted for, and therefore does not exclude, the ($0.99) of loss associated with the tax valuation allowance.

•	Cash and cash equivalents were $1.535 billion at the end of the quarter. Total change in cash for the second quarter was $714 million including the following:

o	$2.18 billion in net proceeds from its senior secured term loan;
o	($357) million increase in inventory required to re-stock basic items;
o	($439) million in capital expenditures; and
o	($355) million to repurchase debt.

•	Given the Company’s current cash position, along with the undrawn portion of its credit facility, the Company expects to end the year with in excess of $1.5 billion in overall liquidity.

•
Online sales through jcp.com were $215 million for the quarter, down just 2.2% when compared to the same period last year. The performance of jcp.com improved significantly when compared to the first quarter of fiscal 2013, and improved each month within the second quarter, with July sales up over 14% to last year.

Myron E. (Mike) Ullman, III, chief executive officer of jcpenney, said, "Since I returned to jcpenney four months ago, we have moved quickly to stabilize our business – both financially and operationally – and we have made meaningful progress in important areas of the business. There are no quick fixes to correct the errors of the past. That said, we have identified the challenges, put solid plans in place to address them and have experienced and capable people in key roles to do so.”

The Company also said that the early weeks of the Back to School shopping period were encouraging, especially during the important tax-free holidays and promotional weekend periods.  Customers are choosing jcpenney as their shopping destination for private brands such as The Original Arizona Jean Co.®, Xersion™ and Total Girl®, as well as sought after national brands like Nike, Levi’s and Vans.

Ullman continued, “Moving forward, we’re focusing our efforts on regaining customer loyalty by offering trusted brands, award winning service and affordability that families can depend on. We are encouraged by our early performance this Back to School season, which reflects customers’

growing confidence in the brands and styles we offer. Our associates across the country are working tirelessly to serve our customers and I am proud of their efforts.”

The Company reported on its progress in the following areas:

•
Driving Traffic and Purchase Conversion through Refined Marketing: Bringing back promotions was a critical first step towards reconnecting with jcpenney’s core customer. The Company is now rigorously focused on continuing to improve its marketing and messaging in order to drive traffic and conversion as it enters the second half of the year and prepares for the holiday season.

•
Restoring Key Merchandise Inventory Levels: Significant progress has been made, particularly in the higher-margin basics and private branded categories, and the Company expects to get inventory up to appropriate levels throughout its stores and online well in advance of the holiday season.

•
Improving Performance of jcp.com: Under the leadership of a new team, the Company is fast approaching its goal of restoring congruency in store and .com assortments.  This helped to drive improvement in the second quarter.  Online sales were down 2.2% from the same period last year – a sequential improvement of over 1700 basis points when compared to the first fiscal quarter of 2013. Women’s and Men’s Apparel were particular bright spots on-line, with both divisions experiencing double-digit growth in the quarter. Home results also saw significant improvement online, reflecting customers’ preference to shop Home presented by category.

   jcp.com also reclaimed its position among the most visited retail websites, based on aggregated traffic. Back to School traffic online was also encouraging, with good performances from private brands like Arizona and Xersion, and national brands such as Levi’s, Nike and Carter’s.

•
Fixing the Home Store: Getting the new Home strategy up and running has been more challenging and is taking much longer than originally planned.  To date, the Company has re-opened nearly 500 Home departments, but previous management’s Home strategy has not resonated well with customers. For example, early feedback has made it clear that customers would prefer a more balanced assortment between traditional and modern home furnishings, a better selection of good, better and best price points across key items, and would prefer to see certain merchandise arranged by category rather than brand.  The testing of this modified shopping environment has shown significant improvement in performance. Consequently, the Company has begun restaging its Home departments by category and expects to complete this work in the third quarter of fiscal 2013.  In addition, several merchandising initiatives are underway to make the Home assortments more compelling to customers.

•
Investing in Associates: The Company has a highly experienced and focused leadership team in place, having filled most of the key leadership positions during the quarter.  In addition, the Company has invested in store labor at key selling periods like Back to School to ensure that customers receive the industry leading service they expect at jcpenney.

•	Re-Affirming Key Supplier Relationships: The Company hosted both a domestic and international supplier summit during the quarter and continues to receive strong support from its suppliers as it works to strengthen its merchandise offering and ensure proper inventory levels.

•
Strengthening its Financial Position: During the quarter, the Company bolstered its financial position by entering into a $2.25 billion senior secured term loan.  The Company ended the quarter with $1.535 billion in cash and cash equivalents. Taking into account additional funds available under the credit facility, the Company’s total available liquidity is $1.85 billion. Total use of cash is expected to be down substantially in the second half of the year, compared to the first half, as a result of efforts to stabilize the business and reduce capital expenditures.  As noted above, the Company expects to end the year in excess of $1.5 billion in overall liquidity.

Operating Performance

For the quarter, jcpenney reported net sales of $2.66 billion compared to $3.02 billion in the fiscal second quarter of 2012.  Comparable store sales declined 11.9% in the quarter, and were negatively impacted by the Company’s failed prior merchandising and promotional strategies, which resulted in unusually high markdowns and clearance levels in the second quarter.  The lengthy renovation and disappointing re-merchandising of its Home departments also had an impact on comparable store sales for the quarter. Overall, the performance of the Company’s Home division had a 240 basis point impact on its comparable store sales for the second quarter.

Comparable store sales, however, experienced a sequential improvement of 470 basis points compared to the first quarter of fiscal 2013. In addition, sales results improved sequentially each month within the second quarter.  This is a trend the Company expects to continue through the second half of the year.  Online sales through jcp.com were $215 million for the quarter.

For the quarter, gross margin was 29.6 percent of sales, compared to 33.2 percent in the same period last year. Gross margin was negatively impacted by lower than expected sales, and a higher level of clearance sales during the quarter, which included the clearance of merchandise carried over from the first quarter of the year.  SG&A expenses were approximately $1.02 billion, down 4.8% from previous quarter and 2.3% from the second quarter of 2012.

The Company reported an operating loss of $395 million in the fiscal second quarter of 2013 compared to an operating loss of $183 million in the same period last year.  Primary pension expense was $25 million compared to $48 million in second quarter of 2012. Depreciation and amortization was $143 million compared to $128 million last year reflecting higher depreciation from capital investments in the stores. Real estate and other was $68 million reflecting a net gain on the sale of a partnership interest of $62 million.

The Company also incurred $47 million in restructuring and management transition charges, as follows:

•	Home office and stores: $4 million;

•	Store fixtures: $24 million;

•	Management transition: $13 million; and

•	Other: $6 million.

In connection with the cash tender offer and consent solicitation for its 2023 debentures, the Company recognized a loss on extinguishment of debt of $114 million including $110 million in premium paid over face value of the debentures and $4 million in other related costs.

In the second quarter, the Company’s recognized tax benefit was $18 million reflecting a significant reduction in tax benefits typically recognized from federal and state loss carry-forwards due to the recognition of a tax valuation allowance of $218 million during the quarter. This resulted in an effective tax rate of only 3.0% for the second quarter compared to 39.0% in the second quarter of 2012 and negatively impacted earnings per share by $0.99.

The net loss for the second quarter of fiscal 2013 was $586 million or $2.66 per share.  Excluding the impact from restructuring and management charges of ($0.21) per share, primary pension plan expense of ($0.04) per share, a net gain on the sale of a non-operating asset of $0.28 per share and the loss on extinguishment of debt of ($0.52) per share, adjusted net loss for the quarter was $477 million, or $2.16 per share. A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Cash Flow and Financial Condition

Cash and cash equivalents at the end of the second quarter of 2013 were $1.535 billion, an increase of $714 million from the end of the first quarter of 2013. The Company’s total available liquidity is currently $1.85 billion. Total debt at the end of the quarter was $5.82 billion, including $850 million outstanding on the Company’s revolving credit facility, the $2.25 billion senior secured term loan, $2.62 billion of outstanding unsecured debt, and $98 million in capital lease obligations and note payable.

Operating cash flow was a use of $708 million, reflecting net operating losses and an increase of $357 million in inventory, which includes re-stocking of basics and private branded categories, in anticipation of the Back to School and holiday season.  Financing cash flow was a source of $1.8 billion, reflecting the net proceeds of $2.18 billion from its senior secured term loan facility and the completion of the cash tender offer and consent solicitation with respect to its outstanding 7 1/8% Debentures due 2023 for $355 million.

In the second fiscal quarter, the Company paid $439 million in capital expenditures.  For the second half of the year, the Company expects to expend approximately $300 million in additional capital expenditures, including accrued and unpaid expenditures of $156 million at the end of the second quarter, primarily related to the renovation of its Home departments.  The Company is planning capital expenditures of approximately $300 million for fiscal year 2014.

Second Quarter 2013 Earnings Conference Call Details

At 8:30 a.m. ET today, the Company will host a live conference call conducted by Chief Executive Officer Myron E. (Mike) Ullman, III, and Chief Financial Officer Ken Hannah.  Management will discuss the Company's performance during the quarter and take questions from participants.  To access the conference call, please dial (877) 546-5020, or (857) 244-7552 for international callers, and reference 10998831 participant code or visit the Company’s investor relations website at http://ir.jcpenney.com.

Telephone playback will be available for 90 days beginning approximately two hours after the conclusion of the meeting by dialing (888) 286-8010, or (617) 801-6888 for international callers and referencing 74648757 participant code.

For further information, contact:

Investor Relations: (972) 431-5500
jcpinvestorrelations@jcpenney.com

Media Relations & Corporate Affairs: (972) 431-3400
jcpnews@jcp.com

Corporate Website
ir.jcpenney.com

About jcpenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation's largest apparel and home furnishing retailers, is dedicated to becoming America's preferred retail destination for unmatched style, quality and value. Across 1,100 stores and at jcp.com, customers will discover an inspiring shopping environment that features the most sought after collection of private, national and exclusive brands and attractions. For more information, please visit jcp.com.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, the impact of changes designed to transform our business, customer acceptance of our new strategies, the impact of cost reduction initiatives, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information and legal and regulatory proceedings.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

#  #  #

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three months ended					Six months ended
	August 3,		July 28,	% Inc.		August 3,		July 28,	% Inc.
	2013		2012	(Dec.)		2013		2012	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 2,663		$ 3,022	(11.9)%		$ 5,298		$ 6,174	(14.2)%
Cost of goods sold	1,876		2,018	(7.0)%		3,699		3,984	(7.2)%
Gross margin	787		1,004	(21.6)%		1,599		2,190	(27.0)%
Operating expenses/(income):
Selling, general and administrative (SG&A)	1,026		1,050	(2.3)%		2,104		2,210	(4.8)%
Primary pension plan	25		48	(47.9)%		50		97	(48.5)%
Supplemental pension plans	9		10	(10.0)%		18		19	(5.3)%
Total pension	34		58	(41.4)%		68		116	(41.4)%
Depreciation and amortization	143		128	11.7%		279		253	10.3%
Real estate and other, net	(68)		(208)	(67.3)%		(90)		(215)	(58.1)%
Restructuring and management transition	47		159	(70.4)%		119		235	(49.4)%
Total operating expenses	1,182		1,187	(0.4)%		2,480		2,599	(4.6)%
Operating income/(loss)	(395)		(183)	100.0%	+	(881)		(409)	100.0%	+
Loss on extinguishment of debt	114		-	100.0%	+	114		-	100.0%	+
Net interest expense	95		58	63.8%		156		114	36.8%
Income/(loss) before income taxes	(604)		(241)	100.0%	+	(1,151)		(523)	100.0%	+
Income tax expense/(benefit)	(18)	(1)	(94)	(80.9)%		(217)	(1)	(213)	1.9%
Net income/(loss)	$ (586)		$ (147)	100.0%	+	$ (934)		$ (310)	100.0%	+

Earnings/(loss) per share - basic and diluted	$ (2.66)		$ (0.67)	100.0%	+	$ (4.24)		$ (1.42)	100.0%	+

FINANCIAL DATA:
Comparable store sales increase/(decrease)	(11.9)%		(21.7)%			(14.3)%		(20.3)%

Ratios as a percentage of sales:
Gross margin	29.6%		33.2%			30.2%		35.5%
SG&A expenses	38.5%		34.7%			39.7%		35.8%
Total operating expenses	44.4%		39.3%			46.8%		42.1%
Operating income/(loss)	(14.8)%		(6.1)%			(16.6)%		(6.6)%
Effective income tax rate	3.0%		39.0%			18.9%		40.7%

COMMON SHARES DATA:
Outstanding shares at end of period	220.4		218.8			220.4		218.8
Weighted average shares outstanding (basic and diluted)	220.6		219.3			220.2		218.9

(1) In the second quarter of 2013, the Company recognized a valuation allowance of $218 million against certain federal and state net operating loss carry forward assets.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

	August 3,	July 28,
	2013	2012
SUMMARY BALANCE SHEETS:
Current assets
Cash in banks and in transit	$ 198	$ 171
Cash short-term investments	1,337	717
Cash and cash equivalents	1,535	888
Merchandise inventory	3,155	2,993
Income tax receivable	-	209
Deferred income taxes	115	407
Prepaid expenses and other	209	239
Total current assets	5,014	4,736
Property and equipment, net	5,820	5,153
Prepaid pension	22	-
Other assets	798	923
Total assets	$ 11,654	$ 10,812

Liabilities and stockholders' equity
Current liabilities
Merchandise accounts payable	$ 1,276	$ 1,015
Other accounts payable and accrued expenses	1,346	1,219
Short-term borrowings	850	-
Current maturities of capital leases and note payable	27	20
Current maturities of long-term debt	23	230
Current taxes payable	4	-
Total current liabilities	3,526	2,484
Long-term capital leases and note payable	71	33
Long-term debt	4,850	2,868
Deferred taxes	242	904
Other liabilities	645	852
Total liabilities	9,334	7,141
Stockholders' equity	2,320	3,671
Total liabilities and stockholders' equity	$ 11,654	$ 10,812

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three months ended		Six months ended
	August 3,	July 28,	August 3,	July 28,
	2013	2012	2013	2012
STATEMENTS OF CASH FLOWS:
Cash flows from operating activities:
Net income/(loss)	$ (586)	$ (147)	$ (934)	$ (310)
Adjustments to reconcile net income/(loss) to net cash
provided by/(used in) operating activities:
Restructuring and management transition	31	78	68	90
Asset impairments and other charges	7	3	9	4
Net gain on sale or redemption of non-operating assets	(62)	(200)	(62)	(200)
Net gain on sale of operating assets	(2)	-	(18)	-
Loss on extinguishment of debt	114	-	114	-
Depreciation and amortization	143	128	279	253
Benefit plans	24	41	41	79
Stock-based compensation	11	14	16	26
Excess tax benefits from stock-based compensation	-	(12)	-	(23)
Deferred taxes	(25)	(153)	(189)	(197)
Change in cash from:
Inventory	(357)	91	(814)	(77)
Prepaid expenses and other assets	(9)	(22)	41	(15)
Merchandise accounts payable	29	31	114	(7)
Current income taxes	5	113	60	34
Accrued expenses and other	(31)	5	(185)	(264)
Net cash provided by/(used in) operating activities	(708)	(30)	(1,460)	(607)
Cash flows from investing activities:
Capital expenditures	(439)	(132)	(653)	(239)
Proceeds from sale or redemption of non-operating assets	55	246	55	246
Acquisition	-	-	-	(9)
Proceeds from sale of operating assets	1	-	19	-
Net cash provided by/(used in) investing activities	(383)	114	(579)	(2)
Cash flows from financing activities:
Proceeds from short-term borrowings	-	-	850	-
Net proceeds from issuance of long-term debt	2,180	-	2,180	-
Premium on early retirement of long-term debt	(110)	-	(110)	-
Payments of capital leases and note payable	(14)	-	(19)	-
Payment of long-term debt	(245)	-	(245)	-
Financing costs	(4)	(2)	(12)	(4)
Proceeds from stock options exercised	2	1	7	69
Dividends paid	-	(43)	-	(86)
Other changes in stockholders' equity	(4)	9	(7)	11
Net cash provided by/(used in) financing activities	1,805	(35)	2,644	(10)
Net increase/(decrease) in cash and cash equivalents	714	49	605	(619)
Cash and cash equivalents at beginning of period	821	839	930	1,507
Cash and cash equivalents at end of period	$ 1,535	$ 888	$ 1,535	$ 888

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP).  However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results.  We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies.  In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations.  It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP.  We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude the impact of markdowns related to the alignment of inventory with our 2012 strategy, restructuring and management transition charges, the impact of our Primary Pension Plan expense, the loss on extinguishment of debt and the net gain on sale or redemption of non-operating assets.  Unlike other operating expenses, markdowns related to the alignment of inventory with our 2012 strategy, restructuring and management transition, loss on extinguishment of debt and the net gain on the sale or redemption of non-operating assets are not directly related to our ongoing core business operations.  Primary Pension Plan expense is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense in its entirety as we view all components of net periodic benefit expense as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of markdowns related to the alignment of inventory with our 2012 strategy, restructuring and management transition charges, the impact of our Primary Pension Plan expense, the loss on extinguishment of debt and the net gain on the sale or redemption of non-operating assets  on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted operating income/(loss); (2) adjusted net income/(loss); and (3) adjusted diluted EPS.

ADJUSTED OPERATING INCOME/(LOSS), NON-GAAP FINANCIAL MEASURE
The following table reconciles operating income/(loss), the most directly comparable GAAP measure, to adjusted operating income/(loss), a non-GAAP financial measure:

		Three months ended				Six months ended
		August 3,		July 28,		August 3,		July 28,
		2013		2012		2013		2012
Operating income/(loss)		$ (395)		$ (183)		$ (881)		$ (409)
	As a percent of sales	(14.8)%		(6.1)%		(16.6)%		(6.6)%
Add:	Markdowns - inventory strategy alignment	-		102		-		155
	Restructuring and management transition charges	47		159		119		235
	Primary pension plan expense	25		48		50		97
Less:	Net gain on sale or redemption of non-operating assets	(62)		(200)		(62)		(200)
Adjusted operating income/(loss) (non-GAAP)		$ (385)		$ (74)		$ (774)		$ (122)
	As a percent of sales	(14.5)%		(2.4)%		(14.6)%		(2.0)%

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE - DILUTED, NON-GAAP
FINANCIAL MEASURES
  The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to  adjusted net income/(loss) and adjusted earnings/(loss) per share - diluted, non-GAAP financial measures:

		Three months ended				Six months ended
		August 3,		July 28,		August 3,		July 28,
		2013		2012		2013		2012
Net income/(loss)		$ (586)		$ (147)		$ (934)		$ (310)
Earnings/(loss) per share - diluted		$ (2.66)		$ (0.67)		$ (4.24)		$ (1.42)

Add:	Markdowns - inventory strategy alignment, net
	of tax of $-, $39, $- and $60	-		63	(1)	-		95(1)
	Restructuring and management transition charges, net
	of tax of $-, $61, $28 and $91	47	(2)	98	(1)	91	(2)	144(1)
	Primary pension plan expense, net of tax of $16, $19,
	$26 and $38	9	(3)	29	(1)	24	(3)	59(1)
	Loss on extinguishment of debt, net of tax of $-, $-, $-
	and $-	114	(2)	-		114	(2)	-
Less:	Net gain on sale or redemption of non-operating
	assets, net of tax $1, $76, $1 and $76	(61)	(4)	(124)	(5)	(61)	(4)	(124)(5)

Adjusted net income/(loss) (non-GAAP)		$ (477)		$ (81)		$ (766)		$ (136)

Adjusted earnings/(loss) per share - diluted (non-GAAP)		$ (2.16)		$ (0.37)		$ (3.48)		$ (0.62)

(1) Tax effect was calculated using the Company's statutory rate of 38.82%.
(2) Reflects no tax effect due to the impact of the Company's tax valuation allowance.
(3)  Tax benefit for the three months ended August 3, 2013 is in accordance with the requirement that the Company’s net zero tax provision be allocated between its operating loss and accumulated other comprehensive income.   For the three months ended May 3, 2013, tax effect was calculated using the Company's statutory rate of 38.82%.

(4) Tax effect represents state taxes payable in separately filing states related to the sale of the non-operating asset.
(5) Tax effect was calculated using the effective tax rate for the transaction of 37.75%.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures and dividends paid, plus the proceeds from the sale of operating assets.  Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE
The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

		Three months ended		Six months ended
		August 3,	July 28,	August 3,	July 28,
		2013	2012	2013	2012
Net cash provided by/(used in) operating activities		$ (708)	$ (30)	$ (1,460)	$ (607)

Add:	Proceeds from sale of operating assets	1	-	19	-

Less:	Capital expenditures	(439)	(132)	(653)	(239)
	Dividends paid	-	(43)	-	(86)
Free cash flow (non-GAAP)		$ (1,146)	$ (205)	$ (2,094)	$ (932)